Exhibit 10.2

M/I HOMES, INC. 2004
EXECUTIVE OFFICERS COMPENSATION PLAN

1. Purpose. The purpose of the M/I Homes, Inc. 2004 Executive Officers Compensation Plan (the “Plan”) is to advance the interests of M/I Homes, Inc. (the “Company”) by providing annual incentive cash awards to the executive officers of the Company based upon the achievement of pre-established quantitative corporate performance goals. The Plan is a performance-based compensation plan as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and payments under the Plan are intended to qualify for tax deductibility under Section 162(m).

2. Effective Date of Plan. The Plan shall be effective as of January 1, 2004, upon approval of the Plan by the shareholders of the Company.

3. Plan Administration. The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”). Each member of the Committee shall be an “outside director” within the meaning of Section 162(m) of the Code. The Committee shall have full power and authority, subject to the provisions of the Plan and applicable law, to (a) grant awards under the Plan to the executive officers of the Company; (b) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of the Plan; (c) construe, interpret and administer the Plan and any instrument or agreement relating to the Plan; and (d) make all other determinations and take all other actions necessary or advisable for the proper administration of the Plan. Unless otherwise expressly provided in the Plan, each determination made and each action taken by the Committee pursuant to the Plan or any instrument or agreement relating to the Plan (i) shall be within the sole discretion of the Committee; (ii) may be made at any time; and (iii) shall be final, binding and conclusive for all purposes on all persons, including, but not limited to, participants in the Plan, their legal representatives and beneficiaries and employees of the Company.

4. Eligibility. The Chairman/Chief Executive Officer/President, the Vice Chairman/Chief Operating Officer, the Senior Vice President/Chief Financial Officer and any other executive officer of the Company shall be eligible to be selected by the Committee to be granted awards under the Plan.

5. Awards. Each calendar year (the “Plan Year”), the Committee shall designate the following:

5.1. The executive officers who will participate (the “Participants”) in the Plan for the Plan Year.

5.2. The Performance Goals, as defined herein, to be met by the Company for Participants to earn awards for the Plan Year and one or more Award Formulas, as defined herein, used to calculate awards based on the Performance Goals.

6. Award Formulas and Performance Goals. For each Plan Year, the Committee shall establish for each Participant one or more objective compensation formulas or matrixes (the “Award Formulas”) based on the achievement of performance goals (the “Performance Goals”), the outcome of which is substantially uncertain at the time so established against which actual performance is to be measured to determine the amount of awards. The Performance Goals shall include (but not be limited to) corporate financial criteria such as income before income taxes, net income, return on equity and return on assets during one or more years and other performance criteria such as homebuyer satisfaction ratings during one or more years. The Committee shall have the discretion to determine whether the Award Formulas will be based upon any one or more of the Performance Goals. The level of achievement of the Performance Goals at the end of the Plan Year will determine the amount of each Participant’s award under the Award Formulas.

  7. Determination and Payment of Awards.

7.1. As soon as practicable after the end of the Plan Year, the Committee will determine the amount of the award earned by each Participant under the Award Formulas. Payments will be made promptly after determination of the awards by the Committee unless payment of an award has been deferred pursuant to the Plan. Such Committee determination must include a certification in writing that the Performance Goals and any other material terms of the Award Formulas were in fact satisfied and that the award has been calculated in accordance with the Award Formulas. The minutes of the Committee meeting (or any action by written consent) shall satisfy the written certification requirement.

7.2. Awards under the Plan will be paid to the Participants in cash or deferred as provided for in Section 9.7 of this Plan.

7.3. A Participant who terminates employment, either voluntarily or involuntarily, before the payment date for awards for the Plan Year is thereby ineligible for an award under the Plan; however, the Committee may, in its sole and complete discretion, determine to pay an award in the event termination was the result of death, sole disability, retirement, a reduction in work force, or Change of Control as defined in the Company’s Executives’ Deferred Compensation Plan.

7.4. Notwithstanding anything herein to the contrary, the maximum dollar amount that may be awarded under this Plan for any Plan Year to any Participant may not exceed an amount equal to five times such participant’s 2004 base salary.

8. Termination, Suspension or Modification of the Plan. The Board of Directors may, in its sole absolute discretion, at any time, with or without notice, modify, amend, suspend or terminate the Plan in whole or in part. However, the impact of any such modification, amendment, suspension or termination during a Plan Year will be weighed against the requirements of Section 162(m). The Committee is expressly permitted to make any amendment to the Plan which is not in violation of the law that is required to conform the Plan to the requirements of Section 162(m). The Committee may also correct any defect, supply any omission, or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable to carry the Plan into effect.

9. Miscellaneous.

9.1. No Assignments. No award under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of a Participant prior to actually being received by such Participant or his/her designated beneficiary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, or otherwise dispose of any right to such award shall be void.

9.2. No Right of Employment. Neither the adoption of the Plan nor the determination of eligibility to participate in the Plan nor the granting of an award under the Plan shall confer upon any Participant any right to continue in the employ of the Company or any of its subsidiaries or interfere in any way with the right of the Company or the subsidiary to terminate such employment at any time.

9.3. No Trust or Fund Created. Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any Participant or other person acquires a right to receive payments from the Company pursuant to the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

9.4. Tax Withholding. The Company shall have the right to withhold the amount of any tax attributable to amounts payable under the Plan.

9.5. Governing Law. The Plan and all determinations under the Plan shall be governed by and construed in accordance with the laws of the State of Ohio.
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9.6. Other Plans. Nothing in this Plan shall be construed as limiting the authority of the Committee, the Board of Directors, the Company or any subsidiary of the Company to establish any other compensation plan or in any way limiting its or their authority to pay bonuses or supplemental compensation to any persons employed by the Company or a subsidiary of the Company, whether such person is a Participant in this Plan and regardless of how the amount of such compensation or bonus is determined.

9.7. Deferrals of Awards. A Participant may elect to defer payment of his/her cash award under the Plan if deferral of any award under the Plan is permitted pursuant to the terms of a deferred compensation program of the Company existing at the time the election to defer is permitted to be made, and the Participant complies with the terms of such program.

9.8. Section 162(m). It is the intention of the Company that all payments made under the Plan shall fall within the “performance-based compensation” exception contained in Section 162(m) of the Code. Thus, unless the Board of Directors expressly determines otherwise, if any Plan provision is found not to be in compliance with such exception, that provision shall be deemed to be amended so that the provision does comply to the extent permitted by law, and in every event, the Plan shall be construed in favor of its meeting the “performance-based compensation” exception contained in Section 162(m) of the Code.

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